UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
November 21, 2008
Date of Report (Date of earliest event reported)
National Oilwell Varco, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	FILE NO. 1-12317	76-0475815
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification Number)

7909 Parkwood Circle Drive	77036
Houston, Texas	(Zip Code)
(Address of principal
executive offices)
Registrant’s telephone, including area code: (713) 346-7500
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.04. TEMPORARY SUSPENSION OF TRADING UNDER REGISTRANT’S EMPLOYEE BENEFIT PLANS
On November 21, 2008, National Oilwell Varco, Inc. (the “Company”) sent a notice to its directors and executive officers notifying them that the Grant Prideco, Inc. 401(k) Savings Plan and the Reed Hourly Thrift Plan (the “401(k) Plans”) will be entering a blackout period due to a conversion to Wachovia Bank, National Association, as trustee and recordkeeper of the 401(k) Plans and the merger of the 401(k) Plans into the National Oilwell Varco, Inc. 401(k) and Retirement Savings Plan. As a result of this transition, there will be a period of time when certain participants in the 401(k) Plans will be unable to access their accounts to direct or diversify their investments or obtain a loan or distribution from the plan. The blackout period restricts directors and executive officers from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring common stock of the Company.
The Company provided the notice of the blackout period to the directors and executive officers (the “Notice”) in accordance with Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR. The Notice stated that the blackout period would begin on December 23, 2008 and end during the week of January 23, 2009. The blackout period may be extended if needed, in which case notice will be given to the directors and executive officers.
During the blackout period and for a period of two years after the ending date of the blackout period, holders of the Company’s common stock and other interested parties may obtain, without charge, the actual beginning and ending dates of the blackout period by sending a written request to National Oilwell Varco, Inc., Attention: Vice President — Human Resources, 7909 Parkwood Circle Dr., Houston, Texas 77036 or by calling (713) 346-7500.
A copy of the notice is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d)	Exhibits
99.1	Notice to Directors and Executive Officers of National Oilwell Varco, Inc., dated November 21, 2008.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATIONAL OILWELL VARCO, INC.
Date: November 21, 2008	/s/ Clay C. Williams
Clay C. Williams
Sr. Vice President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

99.1	Notice to Directors and Executive Officers of National Oilwell Varco, Inc. dated November 21, 2008.